Exhibit 99.2

TO: NF Associates

FROM: Mark R. Thresher

RE: Rating Changes

Today, Standard & Poor’s (S&P) downgraded Nationwide Financial one level, from AA- to A+ with a stable outlook, and Moody’s Investors Service on Friday placed NF’s ratings under review.

These actions, while disappointing to us, are not surprising given the events of the last several months and the uncertainty of how long these challenging market and economic conditions will persist. All three major rating agencies have placed the life sector on negative outlook and are starting to take ratings actions on us as well as our peers.

A primary reason for the ratings change is recognition that Nationwide Financial is expected to become a private and wholly owned subsidiary of our parent company, Nationwide Mutual, on January 1. Consistent with S&P’s methodology, the ratings change aligns NF’s credit rating with that of Nationwide Mutual.

At the time we agreed to the transaction with Nationwide Mutual, we were aware that alignment of credit ratings was a possibility. However, we believe the benefits of our combining into One Nationwide outweigh this issue. Those benefits include a simpler and more efficient organizational structure that will enable us to serve investment professionals and consumers even better.

Another factor influencing the ratings change is acknowledgment that the deteriorating financial markets are negatively impacting our operating performance. Both Moody’s and S&P acknowledge that these issues affect not only us, but also the whole industry.

Importantly, both Moody’s and S&P highlight the strength of our capital position, a critical measure of our financial stability. You can rest assured that we do not expect anything in the current environment will keep us from paying claims and keeping our guarantees to our customers.

As noted by S&P in its press release today, “[t]he ratings on NFS and its life insurance operating companies reflect the group’s diversified business profile, strong enterprise risk management, very strong capitalization, and strong fixed-charge coverage and financial flexibility.”

Furthermore, even after the recent changes, we are comfortably in the top quartile of ratings with each agency.

I appreciate all you have done to help put NF in a position to weather the financial storm of the past several months, and I wish you all a relaxing holiday season.